Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2025 FIRST

QUARTER RESULTS

EL SEGUNDO, Calif., April 29, 2025 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2025 first quarter ended March 30, 2025.

Net sales were $175.6 million compared to net sales of $193.4 million for the first quarter of fiscal 2024. Same store sales decreased 7.8% for the first quarter of fiscal 2025 compared to the first quarter of fiscal 2024.

Gross profit for the fiscal 2025 first quarter was $54.3 million, compared to $60.4 million in the first quarter of the prior year. The Company’s gross profit margin was 30.9% in the fiscal 2025 first quarter versus 31.2% in the first quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflected higher store occupancy expense as a percentage of net sales, and lower merchandise margins, which declined 78 basis points year-over-year.

Overall selling and administrative expense for the quarter decreased by $0.6 million from the prior year, reflecting decreases in labor costs and reduced credit card fees related to lower sales. As a percentage of net sales, selling and administrative expense was 40.3% in the fiscal 2025 first quarter, compared to 36.9% in the fiscal 2024 first quarter due to the lower sales base.

Net loss for the first quarter of fiscal 2025 was $17.3 million, or $0.78 per basic share, compared to a net loss of $8.3 million, or $0.38 per basic share, in the first quarter of fiscal 2024. In connection with the valuation allowance related to deferred tax assets established in the third quarter of fiscal 2024, net loss for the first quarter of fiscal 2025 does not reflect an income tax benefit, while net loss for the first quarter of fiscal 2024 reflects an income tax benefit of $2.8 million.

EBITDA was a negative $12.0 million for the first quarter of fiscal 2025, compared to negative $6.5 million in the prior year period. EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA to the most comparable GAAP measure, net income.

Steven G. Miller, Chairman, President and CEO, commented, “Our first quarter performance was in line with our guidance, which reflected an expectation of ongoing macroeconomic headwinds affecting consumer discretionary spending. While challenging weather conditions impacted our winter-related sales early in the quarter, particularly across our southern markets, we saw meaningful sequential improvement in March. Although we anticipate our customer base will remain challenged over the balance of the second quarter, we believe we will benefit from fresh seasonal spring and summer product that we brought in ahead of potential tariff increases. We remain focused on delivering value to our increasingly price-conscious consumers while maintaining disciplined operational execution.”

Balance Sheet

The Company ended the 2025 fiscal first quarter with $30.9 million of borrowings under the Company’s $150.0 million credit facility and a cash balance of $3.9 million. Merchandise inventories as of the end of the first quarter increased by 6.5% compared to the prior year period, which reflects earlier timing of receipts versus the prior year period.

Second Quarter Guidance

For the fiscal 2025 second quarter, the Company expects same store sales to be down in the low to mid-single digit range compared to the fiscal 2024 second quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the second quarter. This guidance also reflects the combined negative impact of calendar shifts associated with the Easter holiday, during which the Company’s stores are closed, from the first quarter of fiscal 2024 and into the second quarter of fiscal 2025, and with the Fourth of July holiday, which will move one day further into the third quarter this year. Fiscal 2025 second quarter net loss per basic share is expected in the range of $0.75 to $0.90, which reflects no tax benefit for the period, compared to fiscal 2024 second quarter net loss per basic share of $0.46, which reflected a tax benefit of $0.16 per basic share.

Store Openings and Closings

The Company currently has 414 stores in operation, reflecting eight store closures in the 2025 first quarter as part of the Company’s ongoing efforts to optimize its store base. During the remainder of fiscal 2025, the Company expects to close approximately seven additional stores and does not expect to open any new stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, April 29, 2025. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, May 6, 2025, by calling (844) 512-2921 to access the playback; the passcode is 13753021.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 414 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of public health issues (including COVID-19 or any potential variants), on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets, our ability to reverse valuation allowances on deferred tax assets, and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net (loss) income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net (loss) income is provided below.

		13 Weeks Ended
		March 30, 2025	March 31, 2024
		(In Thousands)
GAAP net loss (as reported)	$	(17,250)	$(8,286)
+ Interest expense (as reported)		812	123
+ Income tax expense (benefit) (as reported)		1	(2,818)
+ Depreciation and amortization (as reported)		4,433	4,517

EBITDA	$	(12,004)	$(6,464)

Adjusted EBITDA	$	(12,004)	$(6,464)

In the second quarter of fiscal 2024, as it became more material, we began to include amortization costs associated with software as a service contracts with depreciation and amortization to compute EBITDA. Accordingly, the prior period reported amount of depreciation and amortization has been adjusted to conform with current period presentation.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 30, 2025	December 29, 2024
ASSETS
Current assets:
Cash	$3,948	$5,418
Accounts receivable, net of allowances of $34 and $59, respectively	8,270	10,252
Merchandise inventories, net	293,682	260,307
Prepaid expenses	9,239	10,192

Total current assets	315,139	286,169

Operating lease right-of-use assets, net	253,827	261,887
Property and equipment, net	50,050	51,788
Other assets, net of accumulated amortization of $3,107 and $3,127, respectively	9,291	9,522

Total assets	$628,307	$609,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,229	$69,728
Accrued expenses	57,480	58,946
Current portion of operating lease liabilities	68,841	70,288
Current portion of finance lease liabilities	3,780	3,642

Total current liabilities	228,330	202,604

Operating lease liabilities, less current portion	195,677	202,894
Finance lease liabilities, less current portion	8,493	8,558
Long-term debt	30,882	13,756
Other long-term liabilities	5,988	5,943

Total liabilities	469,370	433,755

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 27,162,318 and 26,998,880 shares, respectively; outstanding 22,855,063 and 22,691,625 shares, respectively	271	269
Additional paid-in capital	131,783	131,215
Retained earnings	81,140	98,384
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	158,937	175,611

Total liabilities and stockholders’ equity	$628,307	$609,366

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 30, 2025	March 31, 2024
Net sales	$175,647	$193,427
Cost of sales	121,319	133,029

Gross profit	54,328	60,398
Selling and administrative expense	70,765	71,379

Operating loss	(16,437)	(10,981)
Interest expense	812	123

Loss before income taxes	(17,249)	(11,104)
Income tax expense (benefit)	1	(2,818)

Net loss	$(17,250)	$(8,286)

Loss per share:
Basic	$(0.78)	$(0.38)

Diluted	$(0.78)	$(0.38)

Weighted-average shares of common stock outstanding:
Basic	22,023	21,832

Diluted	22,023	21,832